Exhibit 99.1

Contact:

Norma I. Salcido
FiberNet Telecom Group, Inc.
212.405.6210
norma.salcido@ftgx.com

Ben Billingsley
CooperKatz & Co. for FiberNet
212.455.8008
bbillingsley@cooperkatz.com

FIBERNET REPORTS RESULTS OF ANNUAL MEETING

NEW YORK – May 25, 2005 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of managed network services, today announced the results of its annual stockholders’ meeting. Stockholders voted to elect the eight directors nominated by the Board of Directors, Timothy P. Bradley, Oskar Brecher, Jon A. DeLuca, Roy (Trey) D. Farmer III, Robert E. La Blanc, Michael S. Liss, Charles J. Mahoney and Richard E. Sayers, to serve in office until the next annual meeting of stockholders. Stockholders also ratified the appointment of Deloitte & Touche LLP, independent public accountants, to audit FiberNet’s financial statements for the fiscal year ending December 31, 2005.

In addition, stockholders approved a reverse stock split of FiberNet’s common stock. The reverse split was proposed to FiberNet’s stockholders in order to achieve compliance with the minimum bid price requirements for maintaining FiberNet’s listing on the Nasdaq SmallCap Market. The Board of Directors has authorized FiberNet to proceed with the reverse stock split and has set the split ratio at one share of post-split common stock for every ten shares of pre-split common stock held as of the close of business on May 24, 2005. The reverse split will take effect at the start of trading today, and for a period of 20 trading days, FiberNet’s stock symbol will be appended with a “D” (FTGXD) in order to inform the trading community of the reverse split.

The Board of Directors believes that the reverse stock split will bring the minimum bid price of the common stock back into compliance with Nasdaq’s continued listing requirements. “We are pleased that our stockholders have approved the reverse split,” said Jon A. DeLuca, FiberNet’s President and Chief Executive Officer. “Our continued listing on the Nasdaq SmallCap Market is an important part of our efforts to maintain visibility with current and potential investors. As we continue to execute our business strategy to realize stronger growth and profitability, we believe it is important to maintain a share price for our common stock that appeals to a broad range of investors.”

About FiberNet Telecom Group, Inc.:

FiberNet Telecom Group, Inc. deploys, owns and operates fiber-optic networks in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband connectivity to other telecommunications service providers and enterprise customers for data, voice and video transmissions. FiberNet’s networks provide an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the Company’s website at www.ftgx.com.

Various remarks that we may make about FiberNet’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in FiberNet’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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